UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 23, 2005

Newell Rubbermaid Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-09608	363514169
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10B Glenlake Parkway, Suite 600, Atlanta, Georgia		30328
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770-407-3800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 23, 2005, Newell Rubbermaid Inc. (the "Company") completed the acquisition of the DYMO business from Esselte AB, a subsidiary of Esselte Group Holdings AB. DYMO, headquartered in Stamford, Connecticut, is a global leader in the design, manufacture and marketing of on-demand labeling solutions, and becomes part of the Company’s Office Products Group.

The purchase price was approximately $730 million in cash, paid at closing and subject to adjustment for working capital and other items. The Company funded the purchase payment with cash on hand and existing credit facilities. The transaction was structured primarily as a stock purchase of various Esselte subsidiaries.

Pursuant to the provisions of Form 8-K and Regulation S-X, no historical or pro forma financial information is required to be included with respect to the acquired business.

Item 9.01 Financial Statements and Exhibits.

Exhibit
Number Description

2.1 Stock Purchase Agreement, dated as of July 28, 2005, between the Company and Esselte AB (incorporated by reference to Exhibit 2.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005).*

2.2 Amendment, dated as of November 23, 2005, to Stock Purchase Agreement between the Company and Esselte AB dated as of July 28, 2005.*

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* Schedules and other attachments to the Stock Purchase Agreement and Amendment, which are listed in the exhibit, are omitted. The Company agrees to furnish supplementally a copy of any schedule or other attachment to the Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newell Rubbermaid Inc.

November 28, 2005	By:	/s/ Dale L. Matschullat

Name: Dale L. Matschullat
Title: Vice President - General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

2.2	Amendment, dated as of November 23, 2005, to Stock Purchase Agreement between the Company and Esselte AB dated as of July 28, 2005.* * Schedules and other attachments to the Stock Purchase Agreement and Amendment, which are listed in the exhibit, are omitted. The Company agrees to furnish supplementally a copy of any schedule or other attachment to the Securities and Exchange Commission upon request.